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Exhibit 99.1

        Alaska Communications Systems    •    600 Telephone Avenue    •    Anchorage, AK 99503

Alaska Communications Systems: Mary Ann Pease VP Corporate Communications (907) 297-3000 mpease@acsalaska.com	ACS Investors: Kirsten Chapman / David Barnard, CFA Lippert/Heilshorn & Associates (415) 433-3777 david@lhai-sf.com

Alaska Communications Systems
Prices Public Offering at $8.50 Per Share

        ANCHORAGE, Alaska, January 27, 2005 (BUSINESS WIRE)—Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ: ALSK) today announced the pricing of its public offering of 8,823,530 shares of its common stock at $8.50 per share, before underwriting discounts and commissions. ACS has granted the underwriters an option to purchase up to an additional 1,323,530 shares to cover over-allotments, if any.

        ACS intends to use the net proceeds from the offering to repay indebtedness as part of the ACS' previously announced recapitalization plan and for general corporate purposes.

        J.P. Morgan Securities Inc., CIBC World Markets Corp. and Banc of America Securities LLC are acting as joint book-running managers of this offering. Copies of the final prospectus relating to this offering may be obtained from J.P. Morgan Securities Inc., 277 Park Avenue, New York, New York 10172.

        This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Safe Harbor Statement

        Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company's financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company's Form 10-K for the year ended December 31, 2003 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Alaska Communications Systems Prices Public Offering at $8.50 Per Share